Exhibit 99.1

NEWS RELEASE

Date:      August 16, 2017

From:     Archie M. Brown, Jr., President and Chief Executive Officer

              MainSource Financial Group  |  812-663-6734

MainSource Financial Group – NASDAQ, MSFG – Third Quarter Dividend Declared

Greensburg, Indiana; MainSource Financial Group, Inc. (NASDAQ:  MSFG); MainSource Financial Group announced today that the Board of Directors declared a third quarter common dividend of $0.17 per share at its July 25, 2017 meeting. The dividend is payable on September 15, 2017 to common shareholders of record as of September 1, 2017.

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $4.6 billion. The Company operates 94 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, Greensburg, Indiana.

For more information about MainSource Bank, visit www.mainsourcebank.com.